Vulcan Materials Comments on Impact of $1.1 Billion Bond Issuance and $275 Million Tender Offer

BIRMINGHAM, Ala., June 16, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC) today commented on the expected effects of its recently completed $1.1 billion bond issuance (the "Issuance"), the use of the net proceeds of the Issuance, including a tender offer for up to $275 million of its senior unsecured notes due 2012 and 2013 (the "Tender Offer"), and fixed-to-floating interest rate swaps.

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As previously announced, on June 14, 2011 the Company issued $500 million of senior unsecured notes due 2016 and $600 million of senior unsecured notes due 2021. Also, on June 14, 2011, consistent with the previously communicated intended use of proceeds from the Issuance, the Company purchased $275 million of senior unsecured notes in the Tender Offer. The total cash used for the Tender Offer, including the purchase price above par value of the notes, accrued interest, and fees & expenses, was approximately $298.3 million. Additionally, net proceeds from the Issuance will be used to prepay the Company's $450 million term loan due 2015 and reduce the outstanding borrowings under its revolving credit facility.

On June 14, 2011, the Company entered into interest rate swaps with a consortium of banks to exchange the fixed rate on the $500 million notes due 2016 to floating rates in order to rebalance the fixed rate and floating rate interest mix toward the interest mix that existed prior to the Issuance and the resulting use of proceeds.

The Company will incur a pretax charge of approximately $26.5 million in the second quarter ended June 30, 2011 in connection with the use of proceeds from the Issuance. This charge is due primarily to the difference between par value and the purchase price of notes under the Tender Offer and the non-cash write-off of previously deferred financing costs. Full year 2011 net interest expense is expected to be approximately $213 million, including the second quarter charge just described and approximately $2.2 million and $14.1 million higher net interest expense in the second quarter and second half of the year respectively.

The Issuance, together with the use of proceeds, is a debt-neutral transaction (excluding the transaction fees, expenses, and purchase price above par of the notes in the Tender Offer). Debt maturities (excluding borrowings under the revolving credit facility) through 2015 have been reduced as follows;

$s in Thousands
	Pre-Issuance	Post-Issuance
2011	$5,245	$5,245
2012	$300,202	$134,758
2013	$290,165	$150,609
2014	$40,177	$177
2015	$530,145	$150,145
	$1,165,934	$440,934

Don James, the Company's chairman and chief executive officer, commented "These transactions demonstrate our commitment to proactive management of our capital structure as well as the capital markets' understanding of the fundamental strengths of our industry and our Company. It should be noted that the Issuance was received well by the market with $3.2 billion of orders for the $1.0 billion offer. By significantly reducing the amount of debt maturing in the next several years, these actions provide financial flexibility to continue investing in our business as the economy, and our volumes, recover."

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For more information about Vulcan Materials Company, visit www.vulcanmaterials.com.

This news release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from expectations. Readers are strongly encouraged to read the full cautionary statements contained in Vulcan Materials Company filings with the SEC. Vulcan Materials Company disclaims any obligation to update or revise any forward-looking statements.

CONTACT: Media: David Donaldson, +1-205-298-3220, or Debbie Miller, Sard Verbinnen, +1-312-895-4700; Investors: Mark Warren, +1-205-298-3220